Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RegeneRx Biopharmaceuticals, Inc. 2010 Equity Incentive Plan, of our report dated March 31, 2010, relating to the financial statements of RegeneRx Biopharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Reznick Group, P.C.
Vienna, Virginia
July 21, 2010